Capital World Bond Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$268,737
Class B	$7,439
Class C	$24,473
Class F1	$47,344
Class F2	$17,016
Total	$365,009
Class 529-A	$9,264
Class 529-B	$613
Class 529-C	$3,790
Class 529-E	$464
Class 529-F1	$855
Class R-1	$588
Class R-2	$4,584
Class R-3	$5,708
Class R-4	$3,848
Class R-5	$5,207
Class R-6	$7,427
Total	$42,348

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7550
Class B	$0.5970
Class C	$0.5990
Class F1	$0.7533
Class F2	$0.8071
Class 529-A	$0.7464
Class 529-B	$0.5810
Class 529-C	$0.5907
Class 529-E	$0.6882
Class 529-F1	$0.7879
Class R-1	$0.5994
Class R-2	$0.6037
Class R-3	$0.6875
Class R-4	$0.7535
Class R-5	$0.8127
Class R-6	$0.8229

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	365,183
Class B	11,598
Class C	41,517
Class F1	62,450
Class F2	22,302
Total	503,050
Class 529-A	13,858
Class 529-B	1,033
Class 529-C	7,059
Class 529-E	753
Class 529-F1	1,206
Class R-1	1,029
Class R-2	8,259
Class R-3	8,859
Class R-4	5,418
Class R-5	6,915
Class R-6	10,379
Total	64,768

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.03
Class B	$20.89
Class C	$20.77
Class F1	$20.92
Class F2	$21.01
Class 529-A	$21.08
Class 529-B	$20.95
Class 529-C	$20.91
Class 529-E	$20.97
Class 529-F1	$20.98
Class R-1	$20.89
Class R-2	$20.89
Class R-3	$21.00
Class R-4	$21.02
Class R-5	$21.04
Class R-6	$21.03